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                                                                  Exhibit 23.3


            CONSENT OF FRANK, RIMERMAN & CO. LLP INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1988 Stock Option Plan and 1991 Employee Stock Purchase Plan of Target Therapeutics, Inc. of our report dated October 23, 1995 (except for the second paragraph of Note 1, the fifth paragraph of Note 3 and the last two paragraphs of Note 7, as to which the date is July 11,
1996), with respect to the consolidated financial statements of Interventional Therapeutics Corporation included in the Current Report on Form 8-K/A of Target Therapeutics, Inc. filed with the Securities and Exchange Commission on July 25, 1996.

Menlo Park, California                           FRANK, RIMERMAN & CO. LLP
December 19, 1996